Exhibit 99.3

LETTER TO PARTNERS (Dreams Inc Partners)

I am reaching out to share some great news about Dreams, Inc. We have signed a definitive merger agreement with Fanatics, a $700M Jacksonville, FL-based online retailer of officially licensed sports merchandise. As you can see from the attached release, we believe that we are bringing together two of the most passionate management teams in licensed sports.

The proposed acquisition by Fanatics will enable us to significantly accelerate our investments in the overall business, which will have extremely positive effects on the service we provide you. This merger will allow us to invest in new ideas, more inventory, greater assortment, and a regional fulfillment strategy. The combination will allow the business to grow the category faster and the merged company will be well capitalized and have the ability to drive greater innovation and invest in new technologies.

Together, we will be better positioned to serve your customers and strengthen our partnership.

Please contact me if you have any questions.

Sincerely,

Ross Tannenbaum

CEO, Dreams Inc.

LETTER TO PARTNERS (Fanatics)

I am reaching out to share some great news about Fanatics for your business. Dreams, Inc., a technology-driven, multi-channel retailer focused on the licensed sports products industry, has signed a definitive merger agreement with us.

As you can see from the attached release, we believe that we are bringing together two of the most passionate management teams in licensed sports.

The addition of Dreams will enable Fanatics to accelerate our investments in product assortment, mobile and e-commerce technology, and a regional fulfillment infrastructure. Together, we will be much better positioned to better serve your customers and strengthen our partnership.

Please contact me if you have any questions.

Sincerely,

Alan Trager

CEO, Fanatics